April 23, 2024 For Immediate Release

Press Release

Heartland Express, Inc. Reports Operating Results for the First Quarter of 2024

NORTH LIBERTY, IOWA - April 23, 2024 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three months ended March 31, 2024.

Three months ended March 31, 2024:
•Operating Revenue of $270.3 million,
•Net Loss of $15.1 million,
•Basic Loss per Share of $0.19,
•Operating Ratio of 105.3% and 105.6% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.5 billion,
•Stockholders' Equity of $848.8 million.

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "Our consolidated operating results for the three months ended March 31, 2024 reflect the combination of an extended and significant period of weak freight demand, driven by excess capacity in the industry, unfavorable weather early in the quarter, and ongoing operating cost inflation. We point to continued internal efforts, following our two most recent acquisitions completed in 2022, to improve our operating effectiveness through cost reductions, purchasing scale, information systems projects focused on driver utilization improvements, and a continued focus on on-time service. Further, we worked to reduce unprofitable freight, did not rely on broker freight, and refused to lower our freight rates to meet the unsustainable requests of certain customers, all of which had a negative impact on our revenues in comparison to the same period of the prior year. We continue to believe that the freight market will improve as more capacity exits the market so the industry as a whole can return to more disciplined operating decisions and improved financial results."

Mr. Gerdin continued, "Our current efforts and focus have driven sequential operating revenue and operating ratio improvements for each month of 2024 as we work toward our goal and historical expectation of delivering an operating ratio of 85 or lower. We still have significant work to do, but the progress made during the first quarter of 2024 is a testament to the hard work of our professional drivers and the team that supports them. Interest expense is another significant headwind to our financial results and we have prioritized our capital to reduce the acquisition-related debt by an additional $36.7 million, during the first quarter of 2024. Further, we are fully committed to taking care of our professional drivers as we continued to invest in compensation strategies to preserve the ability of our drivers to make a reasonable wage during these challenging times."

Financial Results

Heartland Express ended the first quarter of 2024 with operating revenues of $270.3 million, compared to $330.9 million in the first quarter of 2023. Operating revenues for the quarter included fuel surcharge revenues of $36.2 million, compared to $49.6 million in the same period of 2023. Operating loss for the three-month period ended March 31, 2024 was $14.4 million. Net loss was $15.1 million, as compared to a net income of $12.6 million in the first quarter of 2023. Basic loss per share was $0.19 during the quarter, as compared to basic earnings per share of $0.16 in the same period of 2023. The Company posted an operating ratio of 105.3%, non-GAAP adjusted operating ratio(1) of 105.6%, and net loss as a percentage of operating revenues of 5.6% in the first quarter of 2024 compared to 93.1%, 91.4%, and 3.8% (net income as a percentage of operating revenues), respectively, in the first quarter of 2023.

Balance Sheet, Liquidity, and Capital Expenditures

As of March 31, 2024, the Company had $23.8 million in cash balances, a decrease of $4.3 million since December 31, 2023. Debt and financing lease obligations of $263.6 million remain at March 31, 2024, down from the initial $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. There were no borrowings under the Company's unsecured line of credit at March 31, 2024. The Company had $88.0 million in available borrowing capacity on the line of credit as of March 31, 2024 after consideration of $12.0 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.5 billion and stockholders' equity of $848.8 million.

Net cash flows from operations for the first three months of 2024 were $31.0 million, 11.5% of operating revenue. The primary uses of cash were $36.7 million used for repayments of debt and financing leases. Since the acquisitions completed in 2022, the Company has repaid $210.0 million of variable rate term debt (CFI acquisition) and $22.2 million of fixed rate equipment financing liabilities (Smith Transport acquisition). Following the total repayments of $232.2 million of the acquisition-related debt, we intend to continue to prioritize our capital towards further debt reductions throughout 2024.

The average age of the Company's consolidated tractor fleet was 2.4 years as of March 31, 2024 compared to 2.1 years on March 31, 2023. The average age of the Company's consolidated trailer fleet was 6.7 years as of March 31, 2024 compared to 6.2 years as of March 31, 2023. During the calendar year of 2024, we currently expect net capital expenditures of approximately $15 to $20 million and do not expect gains on disposition of equipment to be significant.
The Company continues its commitment to stockholders through the payment of cash dividends. A regular dividend of $0.02 per share was declared during the first quarter of 2024 and paid on April 5, 2024. The Company has now paid cumulative cash dividends of $550.5 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past eighty-three consecutive quarters since 2003. Our outstanding shares at March 31, 2024 were 79.1 million. A total of 3.3 million shares of common stock have been repurchased for $57.7 million over the past five years. However, no shares of common stock were repurchased in the first three months of 2024 or throughout all of 2023. The Company has the ability to repurchase an additional 6.6 million shares under the current authorization which would result in 72.5 million outstanding shares if fully executed.

Other Information

During the first quarter of 2024, our family of operating brands continued to deliver award-winning service, safety, and integrity as evidenced by the following awards for our company and our employees:

•Home Depot Truckload Carrier of the Year (Medium Fleet)
•Home Depot Truckload Carrier of the Year (Small Fleet)
•NFI US East Carrier of the Year
•TCA Fleet Safety Award 2023 - 2nd Place (Division VI, 100+ Million Miles)
•Missouri Trucking Association - Safety Award (Over the Road, 15+ Million Miles)
•Newsweek's 2024 Most Trustworthy Companies

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of

1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, future cost inflation, our ability to react to and capitalize on changing market conditions, the expected impact of operational improvements and strategic changes, progress toward our goals, deployment of cash reserves, future capital expenditures, future dispositions of revenue equipment and gains therefrom, future operating ratio, and future stock repurchases, dividends, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2024	2023
OPERATING REVENUE	$270,320	$330,916

OPERATING EXPENSES:
Salaries, wages, and benefits	$112,697	$123,333
Rent and purchased transportation	23,863	33,144
Fuel	47,321	57,528
Operations and maintenance	16,264	15,026
Operating taxes and licenses	5,315	5,543
Insurance and claims	14,584	11,002
Communications and utilities	2,440	2,876
Depreciation and amortization	46,504	48,469
Other operating expenses	15,626	17,891
Loss (gain) on disposal of property and equipment	89	(6,786)

	284,703	308,026

Operating (loss) income	(14,383)	22,890

Interest income	366	484
Interest expense	(5,302)	(6,075)

(Loss) Income before income taxes	(19,319)	17,299

Federal and state income taxes	(4,211)	4,687

Net (loss) income	$(15,108)	$12,612

(Loss) Earnings per share
Basic	$(0.19)	$0.16
Diluted	$(0.19)	$0.16

Weighted average shares outstanding
Basic	79,044	78,987
Diluted	79,122	79,022

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2024	2023
CURRENT ASSETS
Cash and cash equivalents	$23,823	$28,123
Trade receivables, net	107,932	102,740
Prepaid tires	9,417	10,650
Other current assets	13,842	17,602
Income taxes receivable	5,128	10,157
Total current assets	160,142	169,272

PROPERTY AND EQUIPMENT	1,316,391	1,319,909
Less accumulated depreciation	474,940	434,558
	841,451	885,351
GOODWILL	322,597	322,597
OTHER INTANGIBLES, NET	97,283	98,537
OTHER ASSETS	15,467	14,953
DEFERRED INCOME TAXES, NET	1,401	1,494
OPERATING LEASE RIGHT OF USE ASSETS	14,144	17,442
	$1,452,485	$1,509,646
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$35,704	$37,777
Compensation and benefits	29,739	28,492
Insurance accruals	24,153	21,507
Long-term debt and finance lease liabilities - current portion	8,986	9,303
Operating lease liabilities - current portion	7,740	9,259
Other accruals	21,146	17,138
Total current liabilities	127,468	123,476
LONG-TERM LIABILITIES
Income taxes payable	6,238	6,270
Long-term debt and finance lease liabilities less current portion	254,616	290,696
Operating lease liabilities less current portion	6,404	8,183
Deferred income taxes, net	179,850	189,121
Insurance accruals less current portion	29,119	26,640
Total long-term liabilities	476,227	520,910
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2024 and 2023; outstanding 79,051 and 79,039 in 2024 and 2023, respectively	907	907
Additional paid-in capital	4,518	4,527
Retained earnings	1,043,404	1,060,094
Treasury stock, at cost; 11,638 and 11,650 in 2024 and 2023, respectively	(200,039)	(200,268)
	848,790	865,260
	$1,452,485	$1,509,646

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2024	2023
	(Unaudited, in thousands)

Operating revenue	$270,320	$330,916
Less: Fuel surcharge revenue	36,212	49,647
Operating revenue, excluding fuel surcharge revenue	234,108	281,269

Operating expenses	284,703	308,026
Less: Fuel surcharge revenue	36,212	49,647
Less: Amortization of intangibles	1,254	1,291
Adjusted operating expenses	247,237	257,088

Operating (loss) income	(14,383)	22,890
Adjusted operating (loss) income	$(13,129)	$24,181

Operating ratio	105.3%	93.1%
Adjusted operating ratio	105.6%	91.4%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, and non-cash amortization expense related to intangible assets. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, and amortization of intangibles, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.